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FINANCIAL TIMES

May 13, 2016 1:50 pm

Big shot activists start stalking small-cap quarry

Stephen Foley in Las Vegas

Wealthy businessman take up hedge fund cudgels to battle for better performance

Bill Gates, David Sokol and David Bonderman have taken the hedge fund path of activism.

A threat to oust a company’s board. A pair of scathing letters accusing a chief executive of being a liar and thief. A company complaining about the cost of fighting off a dissident shareholder. Just another week in the battle between corporate America and activist hedge funds, you might think.

Except these are not cases where a hedge fund run by titans such as Bill Ackman or Daniel Loeb is taking on a company they believe is mismanaged or undervalued. Instead they show how wealthy individual shareholders are also starting to take up the tools of the activist, and are doing so with increasing fervour thanks to the success of their hedge fund brethren.

The roll call of private activists waging campaigns against small-cap companies includes Warren Buffett’s one-time heir apparent David Sokol, and a slew of family offices, including those Microsoft founder Bill Gates, David Bonderman, the founder of private equity group TPG, and a number of other businessmen who have made significant fortunes in property, technology or finance.

Individuals who have successfully pushed for change at companies this year include Sean Leder, a real estate investor, at the US water company Pico Holdings; and the Portuguese businessman Luis Amaral at UK-listed Stock Spirits.*

In the latest development, Mr. Sokol this week stepped up his campaign for Middleburg Financial, a US community bank where he is a 27 per cent shareholder, to put itself up for sale. He told the Financial Times that he was “disappointed” at how management responded at the annual shareholder meeting last week to his critique, in a four-page public letter last month, that the bank was too small to compete efficiently on its own.

If board members did not agree to reconsider the strategy, Mr. Sokol said, “next year they are going to have a much more complicated shareholder meeting. There will be plenty of time for shareholders to run a different slate [of board candidates].”

Mr. Sokol, who resigned from Mr. Buffett’s Berkshire Hathaway amid a share trading controversy in 2011, has been a shareholder in Middleburg, a Virginia-based lender with assets of $1.4bn, since 2008.

Middleburg said shareholders voted to re-elect all 12 of its directors at this year’s annual meeting. “We respect David’s position as a large shareholder and have offered him a seat on the board of directors on numerous occasions, as recently as March 30 2016, and he has repeatedly declined,” the bank said.

Rich individuals today seem less inclined to do “the Wall Street walk”, which is to sell a stock when they dislike how management is performing, said Ken Squire, founder of the activism database 13D Monitor.

“Activism has gone from being frowned upon, something that marks you out as a rogue or a maverick, to almost socially responsible,” said Mr. Squire. “If you live in an apartment building in Manhattan, you are encouraged to join the condo board. If you get involved in your kids’ school, you are revered. Everyone else is respected for getting involved, so it is good that this is changing for shareholders, too.”

Mr. Sokol’s resort to the activists’ playbook at Middleburg reflects an investment gone sour, a kind of “final straw” activism that is typical of the wealthy individuals and their family offices who are involved. It sets them apart from activist hedge funds, which expressly target underperforming companies.

Mr. Bonderman’s personal investment vehicle, Wildcat Capital Management, only took action at Sorrento Therapeutics, a biotech company in which he has a 7 per cent stake, following the announcement of a dilutive refinancing deal in April.

Earlier this week, Wildcat’s chief investment officer, Len Potter, the former hedge fund manager who runs Mr. Bonderman’s non-TPG portfolio, reiterated demands that Sorrento abandon the refinancing deal and replace its chief executive, Henry Ji. In a previous public letter a week ago, he alleged that Mr. Ji and fellow executives were “looting” the company by transferring assets to subsidiaries in which they had significant share options.

The company’s “carefully parsed and somewhat misleading” response to that letter this week has “seriously heightened” Wildcat’s concerns, Mr. Potter wrote on Wednesday. The company declined to comment.

The interventions by Mr. Sokol and Wildcat are typical of many campaigns by wealthy individuals in being driven partly by moral outrage, on top of the hard-headed financial calculus. The Bill and Melinda Gates Foundation Trust and Cascade Investment, the personal investment vehicle for Mr. Gates, have a 5 per cent stake in the chemicals company Sika of Switzerland, where it has joined the fight to stop the company’s controlling shareholder selling its stake to Saint-Gobain, a rival.

If this were only about money we could have sold our shares and moved on,” Cascade said in a statement to Sika shareholders, which added it was fighting for “the rule of law” against “individual greed”.

None of these interventions, often requiring legal and public relations advice, comes cheap. Carl Berg, a California venture capitalist, says he will spend half a million dollars trying to get representatives elected to the board of Stratus Properties of Austin, Texas at its annual meeting next month. Mr. Berg says Stratus should have done much better out of the boom in Austin during the 19 years he has been a shareholder, and he wants the management to sell the company.

The company pointedly said its costs had gone up by $1m as it fought to defend itself and it has come out swinging against Mr. Berg, saying this is the wrong time to sell. “Now that he is ready to exit, he wants you to give up what we believe are valuable growth opportunities ahead in the Austin market,” the board wrote.

Mr. Berg says he approached a number of activist hedge funds to see if they would take a stake and help him shake up the company, but Stratus is just too small to make a difference to them. “If anything is ever going to be done, I am going to have to do it myself,” he said.

Mr. Sokol says the corporate governance clean-up that activist hedge funds have helped engineer at larger companies is yet to sweep smaller companies.

“I have heard from a lot of investors in the small and mid-cap area, and it is going to have to happen,” he said. “In the public companies I own, I wouldn’t hesitate to do it in the future if it was necessary.”

Bill Gates

At an estimated $75bn, Bill Gates’s fortune is several times larger than even the biggest activist ‘hedge funds, and he has not shied away from using it to alter strategy at investee companies. His assets are run through Cascade, under the guidance of Michael Larson, Mr. Gates’s personal money manager for the past 22 years. In an early activist success, Mr. Larson’s public intervention helped to scupper a proposed takeover deal by Waste Management in 2008.

David Bonderman

Activist hedge funds often portray themselves as bringing the management discipline of a private equity owner to a company, allowing public shareholders to share the upside. That brings irony to the move into activism by David Bonderman, who founded TPG in 1992. Mr. Bonderman has put non-TPG assets of about $1.8bn into Wildcat, under the investment control of Len Potter, who once co-ran private equity for George Soros.

Carl Berg

Carl Berg turned his business links in Silicon Valley, where he ran a real estate developer that has built offices for the likes of Apple and Microsoft, into a lucrative sideline in venture capital investing.

His early investment in Sun Microsystems and his property companies helped him reach the Forbes 400 list of richest AmeriCans. Mr. Berg describes himself as a fan of Carl Icahn, the activist investor who rails against poor corporate governance practices in the US.

David Sokol

Warren Buffett will never reveal whose name is inside the envelope in his desk drawer which sets out who will succeed him as chief executive at Berkshire Hathaway, but the working assumption for years was that it was David Sokol – until the pair fell out after revelations that Mr. Sokol had a personal investment in a company he urged Berkshire to buy. Mr. Sokol came to Berkshire when it took over MidAmerican Energy, the acquisitive utility company he was running.

*	An earlier version of this story mis-identified Mr. Amaral.

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